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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*





                           YOCREAM INTERNATIONAL, INC.
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                                (Name of Issuer)



                      Common Stock, No Par Value Per Share
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                         (Title of Class of Securities)



                                    986001105
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                                 (CUSIP Number)



                                December 31, 2003
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             (Date of Event Which Requires Filing of this Statement)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]   Rule 13d-1(b)
         [_]   Rule 13d-1(c)
         [_]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                Page 1 of 4 pages

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CUSIP NO. 986001105                   13G                            PAGE 2 OF 4
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Item 1(a).       Name of Issuer:  Yocream International, Inc.
                 --------------

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------
                 5858 N.E. 87th Avenue, Portland, OR  97220

Item 2(a).       Name of Person Filing: Ashford Capital Management, Inc.
                 ---------------------

Item 2(b).       Address of Principal Business Office or, if None, Residence:
                 -----------------------------------------------------------
                 P.O. Box 4172, Wilmington, DE 19807

Item 2(c).       Citizenship: A Delaware Corporation
                 -----------

Item 2(d).       Title of Class of Securities:
                 ----------------------------
                 Common Stock, No Par Value Per Share

Item 2(e).       CUSIP Number:  986001105
                 ------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                 ---------------------------------------------------------
                 (a) [ ] Broker or Dealer registered under Section 15 of the
                         Securities Exchange Act of 1934 (the "Act").
                 (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
                 (c) [ ] Insurance Company as defined in Section 3(a)(19)
                         of the Act.
                 (d) [ ] Investment Company registered under Section 8 of the
                         Investment Company Act.
                 (e) [X] Investment Advisor registered under Section 203 of the
                         Investment Advisers Act of 1940.
                 (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).
                 (g) [ ] Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G); see Item 7.
                 (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.          Ownership.
                 ---------
                 Not applicable.

Item 5.          Ownership of Five Percent or Less of a Class.
                 --------------------------------------------
                 Ashford Capital Management, Inc. has ceased to own beneficially five percent (5%) or more of the outstanding Common Stock of Yocream International, Inc.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.
                 --------------------------------------------------------
                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
                 -------------------------------------------------------------
                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.
                 ---------------------------------------------------------
                 Not applicable.

                                Page 2 of 4 pages

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CUSIP NO. 986001105                   13G                            PAGE 3 OF 4
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Item 9.          Notice of Dissolution of Group.
                 ------------------------------
                 Not applicable.

Item 10.         Certification.
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                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.































                                Page 3 of 4 pages

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CUSIP NO. 986001105                   13G                            PAGE 4 OF 4
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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 2004


                                            ASHFORD CAPITAL MANAGEMENT, INC.


                                            By: /s/ Theodore H. Ashford, III
                                                ----------------------------
                                                Theodore H. Ashford, III
                                                President


























                                Page 4 of 4 pages